Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces Annual and Quarterly Operating Results

San Francisco, February 21, 2013 — The Federal Home Loan Bank of San Francisco today announced its 2012 operating results. Net income for 2012 was $491 million, compared with net income of $216 million for 2011. Net income for the fourth quarter of 2012 was $94 million, compared with net income of $111 million for the fourth quarter of 2011.

Compared to the year-earlier periods, in 2012 and the fourth quarter of 2012, the Bank experienced lower credit-related other-than-temporary impairment (OTTI) charges on certain of the Bank's private-label residential mortgage-backed securities (PLRMBS); lower net losses associated with derivatives, hedged items, and financial instruments carried at fair value; and lower net interest income.

Net interest income for 2012 was $0.8 billion, down from $1.0 billion for 2011. Net interest income for the fourth quarter of 2012 was $171 million, down from $245 million for the fourth quarter of 2011. The decreases in net interest income for 2012 and for the fourth quarter of 2012 were due, in part, to lower average balances of advances, mortgage-backed securities, and mortgage loans; to a decline in earnings on invested capital because of lower capital balances and the lower interest rate environment; and to an increase in dividends on mandatorily redeemable capital stock, which are classified as interest expense.

Other income/(loss) for 2012 was a loss of $164 million, compared to a loss of $645 million for 2011. The loss for 2012 reflected a credit-related OTTI charge of $44 million on certain PLRMBS; a net loss associated with derivatives, hedged items, and financial instruments carried at fair value of $117 million; and net interest expense on derivative instruments used in economic hedges of $10 million, which was generally offset by net interest income on the economically hedged assets and liabilities.

Other income/(loss) for the fourth quarter of 2012 was a loss of $28 million, compared to a loss of $87 million for the fourth quarter of 2011. The loss for the fourth quarter of 2012 reflected a credit-related OTTI charge of $10 million; a net loss associated with derivatives, hedged items, and financial instruments carried at fair value of $30 million; and net interest income on derivative instruments used in economic hedges of $10 million, which was generally offset by net interest expense on the economically hedged assets and liabilities.

The $44 million credit-related OTTI charge for 2012 reflected the impact of modest additional projected losses on loan collateral underlying certain of the Bank's PLRMBS, based on the Bank's OTTI analyses for each quarter in 2012. The credit-related OTTI charge for 2011 was $413 million. The decrease in the credit-related OTTI charge was primarily due to further stabilization of the housing and mortgage markets in 2012 compared to 2011 and to improved expectations for these markets.

The $117 million net loss associated with derivatives, hedged items, and financial instruments carried at fair value for 2012 decreased from a $205 million net loss for 2011 primarily as a result of the cumulative effects of changes in market interest rates, interest rate spreads, interest rate volatility, and other market factors during the period. As of December 31, 2012, the Bank's restricted retained earnings included a cumulative net gain of $73 million associated with derivatives, hedged items, and financial instruments carried at fair value.

During 2012, total assets decreased $27.2 billion, or 24%, to $86.4 billion at December 31, 2012, from $113.6 billion at December 31, 2011. Total advances declined $24.4 billion, or 36%, to $43.8 billion at December 31, 2012, from $68.2 billion at December 31, 2011. The continued decrease in advances was primarily attributable to reduced use of Bank advances by the Bank's largest members, which continued to experience high levels of liquidity during the period, and to the repayment of maturing advances by former members or their successors. In total, 116 institutions reduced their use of Bank advances during the year, while 59 members increased their advances borrowings.

Accumulated other comprehensive loss declined $1.1 billion during 2012, to $0.8 billion at December 31, 2012, from $1.9 billion at December 31, 2011, primarily as a result of improvement in the fair value of PLRMBS classified as available-for-sale.

As of December 31, 2012, the Bank was in compliance with all of its regulatory capital requirements. The Bank's total regulatory capital ratio was 12.44%, exceeding the 4.00% requirement. The Bank had $10.8 billion in regulatory capital, exceeding its risk-based capital requirement of $4.1 billion. Total retained earnings were $2.2 billion as of December 31, 2012.

The Bank repurchased $2.1 billion and redeemed $43 million in excess capital stock during 2012. As of December 31, 2012, the Bank's excess capital stock totaled $5.5 billion. In light of the Bank's strong regulatory capital position, the Bank plans to repurchase up to $750 million in excess capital stock on March 26, 2013. This repurchase, combined with the scheduled redemption of $1 million in mandatorily redeemable capital stock during the first quarter, will reduce the Bank's excess capital stock by up to $751 million.

Today, the Bank's Board of Directors declared a cash dividend on the capital stock outstanding during the fourth quarter of 2012 at an annualized rate of 2.30%. The Bank expects to pay the dividend (including dividends on mandatorily redeemable capital stock), which will total $51 million, on or about March 25, 2013.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Dec. 31, 2012	Dec. 31, 2011
Total Assets	$86,421	$113,552
Advances	43,750	68,164
Mortgage Loans Held for Portfolio, Net	1,289	1,829
Investments[1]	40,528	39,368
Consolidated Obligations:
Bonds	70,310	83,350
Discount Notes	5,209	19,152
Mandatorily Redeemable Capital Stock	4,343	5,578
Capital Stock - Class B - Putable	4,160	4,795
Unrestricted Retained Earnings	246	—
Restricted Retained Earnings	2,001	1,803
Accumulated Other Comprehensive Income/(Loss)	(794)	(1,893)
Total Capital	5,613	4,705

Selected Other Data at Period End
Regulatory Capital Ratio[2]	12.44%	10.72%

	Three Months Ended		Twelve Months Ended
Selected Operating Results for the Period	Dec. 31, 2012	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011
Net Interest Income	$171	$245	$848	$1,033
Provision for/(Reversal of) Credit Losses on Mortgage Loans	—	1	(1)	4
Other Income/(Loss)	(28)	(87)	(164)	(645)
Other Expense	35	33	134	126
Assessments	14	13	60	42
Net Income	$94	$111	$491	$216

Selected Other Data for the Period
Net Interest Margin[3]	0.75%	0.80%	0.84%	0.74%
Operating Expenses as a
Percent of Average Assets	0.14	0.09	0.11	0.08
Return on Average Assets	0.41	0.36	0.48	0.15
Return on Average Equity	6.73	9.14	9.44	3.43
Annualized Dividend Rate[4]	2.51	0.30	0.97	0.29
Average Equity to Average Assets Ratio	6.07	3.95	5.09	4.49

[1]
Investments consist of Federal funds sold, trading securities, available-for-sale securities, held-to-maturity securities, securities purchased under agreements to resell, and loans to other Federal Home Loan Banks.

[2]
This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of December 31, 2012, was $10.8 billion.

[3]	Net interest margin is net interest income (annualized) divided by average interest-earning assets.

[4]	Dividend rates reflect the dividends declared, recorded, and paid during the relevant periods.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend rates and OTTI charges. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “will,” “plans,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and OTTI of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com